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                                  EXHIBIT 99.1

              ANNUAL REPORT OF THE BIOMAGNETIC TECHNOLOGIES, INC.
                       1992 EMPLOYEE STOCK PURCHASE PLAN



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                                 ANNUAL REPORT

                  For the fiscal year ended September 30, 1995

                         BIOMAGNETIC TECHNOLOGIES, INC.
                       1992 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                         Biomagnetic Technologies, Inc.
          9727 Pacific Heights Blvd., San Diego, California 92121-3719
               (Name of issuer of the securities held pursuant to
          the plan and the address of its principal executive office)
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                         BIOMAGNETIC TECHNOLOGIES, INC.
                       1992 EMPLOYEE STOCK PURCHASE PLAN

                         Index To Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Accountants                                           F-2

Financial Statements:

Statement of Net Assets Available for Benefits                              F-3

Statement of Changes in Net Assets Available for Benefits                   F-4

Notes to Financial Statements                                               F-5

Schedules:

None

All schedules are omitted because they are not applicable or the required information is shown in the Financial Statements or the notes thereto.

                                      F-1
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                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Administrative Committee and Participants of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the net assets available for benefits of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the
Plan) at September 30, 1995 and 1994 and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

San Diego, California
November 27, 1995

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                         BIOMAGNETIC TECHNOLOGIES, INC.
                       1992 EMPLOYEE STOCK PURCHASE PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                      September 30,
                                                             1995                       1994
                                                          ---------                  ---------
Cash and cash equivalents                                  $195,649                   $82,180

Participant contributions receivable                          4,598                     5,723
                                                          ---------                 ---------

Net assets available for benefits                          $200,247                   $87,903
                                                           ========                   =======

                 See accompanying notes to financial statements

                                      F-3
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                         BIOMAGNETIC TECHNOLOGIES, INC.
                       1992 EMPLOYEE STOCK PURCHASE PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                          Year Ended September 30,
                                                         1995                  1994
                                                      ----------            ----------
Participant contributions                              $144,358             $155,015

Interest revenue                                          7,164                5,772

Benefits paid                                           (39,178)            (349,594)
                                                        --------            --------

Net increase (decrease)                                 112,344             (188,807)

Net assets available for benefits:

Beginning of year                                        87,903              276,710
                                                         ------             --------

End of year                                            $200,247             $ 87,903
                                                       ========             ========

                 See accompanying notes to financial statements

                                      F-4
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                         BIOMAGNETIC TECHNOLOGIES, INC.
                       1992 EMPLOYEE STOCK PURCHASE PLAN

                         NOTES TO FINANCIAL STATEMENTS

Note A.  Plan Description

In January 1992, the shareholders approved the establishment of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") under Section 423 of the Internal Revenue Code. The Stock Purchase Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in Biomagnetic Technologies, Inc. (the "Company") through the acquisition of purchase rights, implemented in a series of purchase periods as determined by the Plan Administrator.

Generally, employees are eligible for participation in the Stock Purchase Plan in the calendar quarter following their first 90 days of continuous employment with the Company. After enrollment, payroll deductions are made to acquire shares under the Stock Purchase Plan up to a maximum of the lesser of 15% of base salary or $25,000 per calendar year. A participant may purchase a maximum of 10,000 shares during any one purchase period and may not acquire more than 5% of the total combined voting power of the Company. In addition, each participant is limited to purchases of $25,000 worth of the Company's stock when combined with any other Company stock purchase plan during any calendar year. The purchase price of the shares is the lesser of 85% of the fair market value of the shares on the date the purchase right is granted or 85% of the fair market value of the shares on the date the purchase period ends. The purchase rights may be terminated by the participant at any time and the balance in the participant's account, including accrued interest, will be returned to the participant. In addition, if the participant's employment is terminated, any outstanding purchase rights are terminated and the balance in the payroll deduction account will be returned to the participant. If the participant dies or is permanently disabled, his estate or he shall have the option to receive the balance in the payroll deduction account or purchase the shares at the end of the purchase period.

The Stock Purchase Plan provides for the automatic purchase of shares from the monies deducted from the participant's pay at the end of the purchase period, subject to a pro-rata allocation if the Stock Purchase Plan is oversubscribed.

The Stock Purchase Plan is scheduled to terminate on December 31, 2001, unless terminated sooner. The total number of shares authorized for future purchases under the Stock Purchase Plan is 212,232 at September 30, 1995. The initial purchase period ended on March 31, 1994, resulting in the issuance of 87,768 shares of common stock of the Company. The next purchase period will end March 31, 1996.

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Note B.  Summary of Significant Accounting Policies

Basis of Accounting

The Stock Purchase Plan's financial statements are prepared on the accrual basis of accounting.

Valuation of Investments

Investments consist of money market funds valued at cost, which approximates market value. The Stock Purchase Plan's investments are held in a Company administered bank account.

Administrative Expenses of the Plan

All expenses incurred in the administration of the Stock Purchase Plan, including Trustee fees, are paid by the Company.

Contributions

Contributions to the Stock Purchase Plan originate from after-tax payroll deductions of the participants.

Income Taxes

The Stock Purchase Plan was established under and is operated in compliance with
Section 423 of the Internal Revenue Code. Therefore, the Plan Administrator believes the Stock Purchase Plan and related trust are tax exempt and, thus, there is no provision for income taxes included in the accompanying financial statements.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

       BIOMAGNETIC TECHNOLOGIES, INC.
       1992 EMPLOYEE STOCK PURCHASE PLAN

       By: /s/ James V. Schumacher                      Date: December 21, 1995
           ---------------------------------                  -----------------
               James V. Schumacher
               Biomagnetic Technologies, Inc.
               1992 Employee Stock Purchase
                Plan Administrative Committee

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